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                                                                    Exhibit 3.07

                            ARTICLES OF INCORPORATION

                                       OF

                            KOTA MICROCIRCUITS, INC.


         The undersigned, who, if a natural person, is eighteen years of age or older, hereby establishes a corporation pursuant to the Colorado Business Corporation Act as amended and adopts the following Articles of Incorporation:

         FIRST:  The name of the corporation is KOTA MICROCIRCUITS, INC.

         SECOND: The corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of Colorado. In addition, the corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes. The corporation may conduct part or all of its business in any part of Colorado, the United States or the world and may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

         THIRD: a.) The aggregate number of shares which the corporation shall have authority to issue is 10,000,000 shares of capital stock, consisting of 5,000,000 shares of common and 5,000,000 shares of preferred stock. The shares of common and preferred stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Colorado Business Corporation Act. The shares of common and preferred stock shall also be entitled to receive the net assets of the corporation upon dissolution. The rights and preferences of the preferred stock shall be as designated in an amendment to these Articles of Incorporation that shall be filed prior to the issuance of any preferred shares.

         (b) Each shareholder of record shall have one vote for each share of stock standing in his name on the books of the corporation and entitled to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.

         (c) Unless otherwise ordered by a court of competent jurisdiction, at all meetings of shareholders one-third of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.

         FOURTH: The number of directors of the corporation shall be fixed by the bylaws, or if the bylaws fall to fix such a number, then by resolution adopted from time to time by the board of directors. Five (5) directors shall constitute the initial board of directors. The following persons are elected to serve as the corporation's initial directors until the first annual meeting of shareholders or until their successors are duty elected and qualified:

                  Name                               Address
                  ----                               -------

                  Gary D. Ross                       4800 Wheaton Drive
                                                     Fort Collins, CO 80525
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                  Joseph C. Zimlich                  3617 Terry Ridge Road
                                                     Fort Collins, CO 80525

         FIFTH: The street address of the initial registered Office Of the corporation is 4800 Wheaton Drive, Fort Collins, Colorado 80525, and the name of the initial registered agent of the corporation at such address is Gary D. Ross.

         SIXTH: The address of the initial principal office of the corporation is 4900 Wheaton Drive, Fort Collins, Colorado 80525.

         SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation or exclusion if the powers conferred by law:

         (a) Indemnification.. The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director; officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was serving another entity as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation's request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

         (b) Limitation on Director's Liability. No director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit, the personal liability of a director to the corporation or its shareholders for monetary damages for (i) any breach of the director's duty or loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a. knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes Section 7-106-401 or the articles or incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes Section 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes Section 7-108-401 or the articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

         (c) Negation of Equitable Interests in Shares or Rights. Unless a person is recognized as a shareholder through procedures established by the corporation pursuant to Colorado Revised Statutes Section 7-107-204 or any similar law, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner thereof for all purposes permitted by the Colorado Business Corporation Act, including without limitation all rights deriving from such shares, and the corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving From such shares on the part of any other person including without limitation, a purchaser, assignee or transferee of such shares, unless and until such other person becomes the registered. holder of such shares or is recognized as such, whether or not the corporation shall have either actual or constructive notice of the claimed interest of such other person. By way of example and not of limitation, until such other person has become the registered holder of such shares or is recognized pursuant to Colorado
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Revised Statutes Section 7-107-204 or any similar applicable law, he shall not be entitled. (i) to receive notice of the meetings of the shareholders; (ii) to vote at such meetings; (iii) to examine a list of the shareholders; (iv) to be paid dividends or other distributions payable to shareholders; or (v) to own, enjoy and exercise any beneficial shareholder, as defined in Colorado Revised Statutes, Section 7-113-10 1 (1), of any right he may have pursuant to Article I 13 of the Colorado Business Corporation Act or any subsequent law.

         EIGHTH: The board of directors of the corporation is expressly authorized to make, alter or repeal bylaws of the corporation.

         NINTH:  The name and address of the incorporator is:

                  David E. Dwyer
                  215 West Oak Street, Tenth Floor
                  Fort Collins, Colorado 80521

         DATED the 18th day of May, 1998.

                               /s/ David E. Dwyer

         Gary D. Ross hereby consents to his appointment as the initial registered agent for the corporation organized pursuant to these Articles of Incorporation

                                /s/ Gary D. Ross